Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vivani Medical, Inc. (formerly known as Second Sight Medical Products, Inc.) of our report (which contains an explanatory paragraph related to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated May 13, 2022, relating to the financial statements of Nano Precision Medical, Inc. which appear in the proxy statement/prospectus of Vivani Medical, Inc. (formerly known as Second Sight Medical Products, Inc) filed on June 24, 2022, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-4, as amended, declared effective June 24, 2022 (File No. 333-264959).

/s/ BPM LLP

Walnut Creek, California

September 2, 2022